UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/03/2007

Wells Timberland REIT, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  333-129651

MD	203536671
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of principal executive offices, including zip code)

770-449-7800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On August 3, 2007, Wells Timberland Acquisition, LLC (the "Acquisition Subsidiary"), a wholly owned subsidiary of Wells Timberland REIT, Inc. (the "Company"), entered into a purchase and sale agreement (the "Agreement") with MeadWestvaco Coated Board, Inc. ("MeadWestvaco"), a subsidiary of MeadWestvaco Corporation. Under the Agreement, the Acquisition Subsidiary will acquire the ownership of Timberlands II, LLC, a newly formed entity that owns approximately 228,000 acres of timberland and holds long-term leases with respect to another approximately 95,000 acres of timberland located in the states of Alabama and Georgia that is currently owned by MeadWestvaco (the "MWV Timberland"). Under the terms of the Agreement, the Acquisition Subsidiary will pay a purchase price of $400,000,000 for the MWV Timberland. The Acquisition Subsidiary also expects to pay approximately $13,000,000 for estimated transfer taxes, due diligence and closing costs. Pursuant to the Agreement, the Acquisition Subsidiary deposited a non-refundable amount of $5,000,000 into an escrow account which will be applied to the purchase price payable to MeadWestvaco at closing.

The MWV Timberland will be subject to a fiber supply agreement among MeadWestvaco, Timberlands II, LLC, and a timber harvesting intermediary, whereby MeadWestvaco will purchase specified amounts of timber, either from Timberlands II, LLC or from the intermediary, at predetermined prices.

The Company intends to finance the purchase of the MWV Timberland through debt financing or a combination of debt financing and funds raised through its initial public offering.

The Company anticipates that the closing of the acquisition of the MWV Timberland will occur in the third quarter of 2007; however, closing will be subject to certain conditions, including obtaining the above-mentioned debt financing, and there can be no assurance that the Company will be able to complete the acquisition.

Item 8.01.    Other Events

REIT Election. Pursuant to the Company's charter, the Company's board of directors has the authority to determine when and if it is in the Company's best interest to elect to qualify for federal income tax treatment as a real estate investment trust ("REIT"). The Company's qualification as a REIT requires compliance with a number of tests imposed by the Internal Revenue Code, including requirements as to organization and ownership, distributions of our income, and the nature and diversification of income and assets. As a result of the structure of the proposed MWV Timberland acquisition, the Company expects that it will not meet the requirements to qualify as a REIT for the taxable year ending December 31, 2007 if the MWV Timberland acquisition is completed. Because the Company does not expect to generate taxable income for the year ending December 31, 2007, the Company does not anticipate that there would be any adverse tax consequence to the Company or its stockholders for the taxable year ending December 31, 2007 caused by a delay in electing REIT status. Accordingly, the Company's board of directors has determined that it is unlikely that the Company will elect to qualify as a REIT for the taxable year ending December 31, 2007 if the Company acquires the MWV Timberland.

The Company's board of directors determined that it is in the Company's best interest to potentially delay its election of REIT status because the Company may not otherwise have had the opportunity to acquire the MWV Timberland under the proposed acquisition terms required by MeadWestvaco if the Company was constrained by the need to elect REIT status for the taxable year ending 2007. The Company's board of directors believes that the proposed acquisition of the MWV Timberland would allow the Company to own and operate high quality, well managed and very significant timberland assets that may ultimately benefit its investment portfolio consistent with the Company's investment objectives. For these reasons, the board of directors concluded that the potential for delay in the Company's REIT status is warranted in view of the relative benefits of the MeadWestvaco acquisition and its potential benefit to stockholders.

The Company expects that its board of directors will elect for the Company to qualify as a REIT for the first taxable year in which (i) the Company would otherwise qualify to be taxed as a REIT and (ii) the Company generates substantial taxable income such that REIT status would be in the best interest of its stockholders. If the Company completes the MWV Timberland acquisition, the Company does not anticipate that it will elect to be taxed as a REIT until its taxable year ending December 31, 2009. However, the Company cannot give any assurances that it will qualify to be taxed as a REIT in the future, and it is possible that the Company may engage in other timberland acquisition transactions in the future which will cause its board of directors to determine that it is in the Company's best interest to further delay its REIT election.

Distribution Policies. The actual amount and timing of distributions the Company will pay to stockholders will be at the discretion of its board of directors and will depend upon a number of factors, including the timing of its investment of the net proceeds of its initial public offering and its actual results of operations. One of the Company's investment objectives is to provide current income for stockholders through the payment of cash distributions. In the event that the Company acquires the MWV Timberland or a similar large timberland portfolio which is financed by a high degree of borrowings, the Company does not expect to pay substantial distributions, if any, during the initial term of its operations when the Company is in the process of raising capital and using the proceeds of its initial public offering and operating cash flow to repay its debt. In the event that the Company acquires the MWV Timberland, the Company expects that no distributions will be paid to stockholders until at least one year following the closing of the acquisition. If the Company delays its REIT election beyond 2008, it may further delay the commencement of distributions.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wells Timberland REIT, Inc.

Date: August 06, 2007	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President, Secretary and Treasurer